Exhibit 99.1

News Release

Hilb Rogal & Hobbs Company	Contact: Liz Cougot
4951 Lake Brook Drive	Phone: (804) 747-3120
Glen Allen, Virginia 23060-9272	Fax: (804) 747-6046

FOR IMMEDIATE RELEASE

September 13, 2005

HILB ROGAL & HOBBS APPOINTS NEW CHIEF FINANCIAL OFFICER

RICHMOND, VA - Hilb Rogal & Hobbs Company (NYSE: HRH), the world’s 10th largest insurance and risk management intermediary, announced that it has appointed Michael Dinkins to the position of executive vice president and chief financial officer. Dinkins will succeed Carolyn Jones, who recently announced her intention to retire. It is expected that Dinkins will assume the position in early October.

Dinkins will join HRH from Guidant Corporation, a leading maker of medical devices, where he was vice president global control and reengineering. Before that, he served as chief financial officer for NCR’s Worldwide Customer Services Operation in Dayton, Ohio; Access Worldwide Communications, Inc. in Boca Raton, Florida, where he later became chairman and chief executive officer; and Cadmus Communications Group in Richmond, Virginia. Dinkins began his career at General Electric Company, Inc. in the Financial Management Program. During his 17 years there, he served in financial management positions of increasing responsibility, including serving as an instructor for GE’s Financial Management Program. Dinkins has attained both a CPA as well as a Certified Management Accountant certification and earned a Bachelor’s of Financial Administration degree from Michigan State University. Dinkins is also a member of the Board of Directors of LandAmerica Financial Group, Inc.

HRH Chairman and Chief Executive Officer Martin L. (Mell) Vaughan, III said, “I am very pleased that Michael will be joining our executive management team. He brings a unique combination of operational, financial and international expertise to this increasingly complex position. I am confident he will provide strong financial management leadership to the company, and be a valuable strategic partner to me and the other members of our leadership team.”

Hilb Rogal & Hobbs Company is the eighth largest insurance and risk management intermediary in the U.S. and 10th largest in the world. From offices throughout the U.S. and in London, HRH assists clients in managing risks in property and casualty, employee benefits and many other areas of specialized exposure. The company’s common stock is traded on the New York Stock Exchange, symbol HRH. More information about HRH may be found on the internet at www.hrh.com.

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